PC&J PERFORMANCE FUND
              RESOLUTIONS ADOPTED AT THE BOARD OF TRUSTEES MEETING
                             HELD ON AUGUST 21, 2006


WHEREAS, the Trustees of the Trust, including a majority of the disinterested Trustees, have reviewed the amount, type form and coverage of the Chubb Group of Insurance Companies Bond, Bond No. 81907983, effective as of October 4, 2006 (the "Fidelity Bond"); and

WHEREAS, the amount of the coverage under such Fidelity Bond is in excess of the amount required by Rule 17g-1 promulgated under the Investment Company Act of 1940; and

WHEREAS, the custody and safekeeping of the Trust's securities are exclusively the obligation of US Bank, NA as Custodian for the Trust; and

WHEREAS, no employee of the Trust or employee of the Adviser has access to the Trust's portfolio securities;

IT IS THEREFORE RESOLVED, the amount, type form and coverage of the Fidelity Bond as described above are reasonable and the Fidelity Bond is approved; and

FURTHER RESOLVED, that the Secretary of the Trust is designated as the person who shall make the filings and give the notices required by Paragraph (h) of Rule 17g-1; and

FURTHER  RESOLVED,  that  the one-year premium on the Fidelity Bond be $483; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effectuate these resolutions.